Exhibit 99.2

Feutune Light Acquisition Corporation Announces Extension of the Deadline for an Initial Business Combination

Metuchen, New Jersey– March 21, 2023 – Feutune Light Acquisition Corporation (NASDAQ: FLFV) (the “Company”), a blank check company incorporated as a Delaware business company, today announced that, in order to extend the date by which the Company must complete its initial business combination from March 21, 2023 to June 21, 2023, on March 21, 2023, Feutune Light Sponsor LLC, the sponsor of the Company, has deposited an aggregate of $977,500 (the “Extension Payment”), representing $0.10 per unit of the Company, into the trust account of the Company (the “Trust Account”).

Pursuant to the Company’s governing documents, the Company may extend the period of time to consummate a business combination up to three times by an additional three-month period each time to complete a business combination by depositing the Extension Payment for each three-month extension into the Trust Account.

About Feutune Light Acquisition Corporation

Feutune Light Acquisition Corporation is a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The Company is actively searching and identifying suitable business combination targets but has not selected any business combination target. The company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company is prohibited from undertaking initial business combination with any entity that is based in or have the majority of its operations in China (including Hong Kong and Macau).

Forward-Looking Statements

This press release includes forward looking statements that involve risks and uncertainties. Forward looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement, as amended from time to time, and prospectus for the offering filed with the SEC. Such forward-looking statements include the successful consummation of the Company’s initial public offering or exercise of the underwriters’ over-allotment option. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Company Contact

Feutune Light Acquisition Corporation

Yuanmei Ma

Chief Financial Officer

48 Bridge Street, Building A

Metuchen, New Jersey 08840